Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.          )

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Foot Locker, Inc.

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SUPPLEMENT TO PROXY STATEMENT DATED APRIL 8, 2005

April 8, 2005

       One of the members of our Board of Directors, J. Carter Bacot, died on April 7, 2005. Mr. Bacot also served as lead director. Mr. Bacot died after we finalized the 2004 Annual Report and our 2005 Proxy Statement for the 2005 Annual Meeting of Shareholders, which is being held in New York on May 25, 2005. As a result, we would like to inform you of changes in certain information appearing in our 2005 Proxy Statement relating to Mr. Bacot.

•	There are now four nominees standing for election as directors at the 2005 Annual Meeting of Shareholders. Purdy Crawford, Nicholas DiPaolo and Philip H. Geier Jr. are standing for election at the meeting for three-year terms expiring at the 2008 Annual Shareholders' Meeting. Alan D. Feldman is standing for election at the 2005 Annual Meeting of Shareholders for a one-year term expiring at the 2006 Annual Shareholders' Meeting. We expect the Board of Directors to fix the size of the Board at 11 members prior to the date of the 2005 Annual Meeting. Mr. Bacot's name is not included on the proxy card accompanying this mailing.

•	The Company does not have a lead director following Mr. Bacot's death. The Board will meet to consider this following the 2005 Annual Meeting. In the absence of a lead director, the Board may designate one of its other non-management directors to preside at executive sessions of non-management directors.

•	Mr. Bacot had been a member and Chair of the Executive Committee and of the Retirement Plan Committee. He was also a member of the Finance and Strategic Planning Committee. The Board will meet to consider the replacement for Mr. Bacot as Chair of the Executive Committee and the Retirement Plan Committee following the 2005 Annual Meeting.

•	The table appearing on Page 4 of the 2005 Proxy Statement reporting the beneficial ownership of the Company's common stock by the directors and executive officers of the Company as of April 1, 2005 includes stock options that may be exercised by the individuals within 60 days after April 1, 2005. The number of stock options exercisable by Mr. Bacot is listed as 2,019 shares. Under the terms of the Foot Locker 2002 Directors Stock Plan, these stock options may be exercised by Mr. Bacot's estate, or by the person given authority to exercise the stock options under his will, for a period of one year following his date of death. If the shares of common stock beneficially owned by Mr. Bacot as of April 1, 2005 were not included in the total shares owned by directors and executive officers as a group, the total would be 3,638,928 shares, or 2.32 percent of the shares of common stock outstanding at the close of business on April 1, 2005.

FOOT LOCKER, INC.      112 West 34th Street New York NY 10120      Tel. 212.720.3700